                                                                  Exhibit (c)(2)

                                                                  EXECUTION COPY

                             STOCKHOLDER AGREEMENT


          THIS STOCKHOLDER AGREEMENT, dated as of November 5, 1999 (the "Agreement"), among SIND Holdings, Inc., a Delaware corporation ("Parent"), SIND Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Synthetic Industries, L.P., a Delaware limited partnership (the "Stockholder").

                              W I T N E S S E T H:

          WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Merger Sub and Synthetic Industries, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, (i) the commencement by Merger Sub of a tender offer (the "Offer") for all of the issued and outstanding shares of common stock, par value $1.00 per share, of the Company (the "Shares"), at a price of $33.00 per share, net to the seller in cash, and
(ii) the subsequent merger of Merger Sub with and into the Company (the
"Merger");

          WHEREAS, as of the date hereof, the Stockholder owns, beneficially and of record, 5,699,194 Shares (all such Shares together with any additional Shares which may hereafter be acquired by the Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as the "Owned Shares");

          WHEREAS, Frederick S. Wyle, the independent liquidating trustee (the "Liquidating Trustee") of the Stockholder appointed pursuant to Section 17-803(a) of the Delaware Revised Uniform Partnership Act, is required to take such actions as may be necessary or desirable to consummate properly the transactions contemplated by the Merger Agreement;

          WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Stockholder enter into this Agreement; and

          WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder is willing to enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Stockholder hereby agree as follows:

                                   ARTICLE I.

                         TRANSFER AND VOTING OF SHARES;
                       OTHER COVENANTS OF THE STOCKHOLDER

          SECTION 1.1.  Voting of Shares.  From the date hereof until the
                        ----------------
earliest to occur of (x) termination of this Agreement pursuant to Section 6.2 hereof, (y) the expiration of the Stock Option (as defined in Section 3.1 hereof) with respect to the Owned Shares and (z) the closing of any exercise of such Stock Option (the "Term"), at any meeting of the stockholders of the Company, however called, the Stockholder shall vote the Owned Shares (i) in favor of the Merger and the Merger Agreement (as amended from time to time),
(ii) against any Company Takeover Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement, not being fulfilled, or any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement.

          SECTION 1.2.  No Inconsistent Arrangements.  Except as contemplated by
                        ----------------------------
this Agreement and the Merger Agreement, the Stockholder shall not during the Term (i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of the Owned Shares or any interest therein, or create or permit to exist any Encumbrance (as defined in Section 4.3 hereof) on such Owned Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Owned Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Owned Shares, (iv) deposit the Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Owned Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

          SECTION 1.3.  Proxy.  The Stockholder represents that any proxies
                        -----
heretofore given in respect of the Owned Shares are not irrevocable and hereby revokes any and all such proxies or powers of attorney. The Stockholder hereby constitutes and appoints Merger Sub and Parent, or any nominee of Merger Sub and Parent, with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to vote each of the Owned Shares, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company, as provided in Section 1.1.

          THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

          SECTION 1.4.  Waiver of Appraisal Rights.  The Stockholder hereby
                        --------------------------
waives any rights of appraisal or rights to dissent from the Merger.

          SECTION 1.5.  Stop Transfer.  The Stockholder shall not request that
                        -------------
the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Owned Shares, unless such transfer is made in compliance with this Agreement.

          SECTION 1.6.  No Solicitation.  During the Term, the Stockholder shall
                        ---------------
not, nor shall it permit or authorize any of its partners, employees, agents or representatives (collectively, the "Representatives") to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Company Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal or (iii) enter into any agreement with respect to any Company Takeover Proposal or approve or resolve to approve any Company Takeover Proposal. Upon execution of this Agreement, the Stockholder shall, and it shall cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Stockholder will promptly notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Stockholder, and the Stockholder will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Parent copies of any written materials received by it in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. Any action taken by the Company or its directors or officers consistent with Section 5.02 of the Merger Agreement shall not be considered to violate this Section 1.6.

                                  ARTICLE II.

                                TENDER OF SHARES

          SECTION 2.1.  Tender.  The Stockholder shall validly tender the Owned
                        ------
Shares pursuant to and in accordance with the terms of the Offer, not later than the second business day after commencement of the Offer pursuant to Section 1.01 of the Merger Agreement and Rule 14d-2 under the Exchange Act, and not thereafter withdraw such tender; provided that there has been no modification or amendment to the terms of the Offer which would require the consent of the Company pursuant to Section 1.01 of the Merger Agreement. The Stockholder hereby acknowledges and agrees that Parent's and Merger Sub's obligation to accept for payment and pay for the Owned Shares in the Offer is subject to the terms and conditions of the Offer.

          SECTION 2.2.  Certain Warranties.  Without limiting the generality or
                        ------------------
effect of any other term or condition of the Offer, the transfer by the Stockholder of the Owned Shares to Merger Sub pursuant to the Offer shall pass to and unconditionally vest in Merger Sub good and valid title to the Owned Shares, free and clear of all Encumbrances whatsoever.

          SECTION 2.3.  Disclosure.  The Stockholder hereby authorizes Parent
                        ----------
and Merger Sub to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC), its identity and ownership of the Owned Shares and the nature of its commitments, arrangements and understandings under this Agreement.

                                  ARTICLE III

                                     OPTION

          SECTION 3.1.  Grant of Option.  In order to induce Parent and Merger
                        ---------------
Sub to enter into the Merger Agreement, the Stockholder hereby grants to Merger Sub an irrevocable option (the "Stock Option") to purchase all, but not less than all, of the Owned Shares at a purchase price of $33.00 per share (the "Exercise Price").

          SECTION 3.2.  Right to Exercise.  The Stock Option may be exercised by
                        -----------------
Merger Sub if the Offer is not consummated due to the failure by the Stockholder to tender validly and not withdraw the Owned Shares.

          SECTION 3.3.  Conditions.  The Stock Option (i) shall become
                        ----------
exercisable, in whole but not in part, on the date on which the event referred to in Section 3.2 hereof shall occur or, if later, the date on which (A) all waiting periods under the HSR Act, if any, required for the purchase of the Owned Shares upon such exercise shall have expired or been waived and (B) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of the Stock Option pursuant to this Agreement, and
(ii) shall remain exercisable until the date which is thirty (30) days following the date on which the Stock Option becomes exercisable.

          SECTION 3.4.  Payment and Delivery.  If Merger Sub wishes to exercise
                        --------------------
the Stock Option it shall, prior to the expiration thereof, send a written notice to the Stockholder identifying the time and place for the closing of such purchase at least three but not more than 10 business days prior to such closing. On the date of such closing, Parent shall deliver the Exercise Price multiplied by the total number of Owned Shares being acquired against delivery by the Stockholder of all certificates representing the Owned Shares, duly endorsed or accompanied by appropriate instruments of transfer. Upon such delivery by the Stockholder, good and valid title to the Owned Shares shall pass to and unconditionally vest in Merger Sub, free and clear of all Encumbrances whatsoever.

                                  ARTICLE IV.

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

          The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

          SECTION 4.1.  Due Authorization, etc.  The Stockholder has all
                        ----------------------
requisite power and authority to execute, deliver and perform this Agreement, to appoint Merger Sub and Parent as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Merger Sub and Parent as the Stockholder's Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

          SECTION 4.2.  No Conflicts; Required Filings and Consents.
                        -------------------------------------------

          (a) Except as would not materially impair or delay the ability of the Stockholder to consummate the transactions contemplated hereby, the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (i) subject to the filings referred to in Section 4.2(b), conflict with or violate any law applicable to the Stockholder or by which the Stockholder or any of the Stockholder's assets is bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of an Encumbrance on any assets of the Stockholder, including, without limitation, Owned Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's assets is bound or affected.

          (b) Except as would not materially impair or delay the ability of the Stockholder to consummate the transactions contemplated hereby, the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the HSR Act or the Exchange Act).

          SECTION 4.3.  Title to Shares.  The Stockholder is the sole record and
                        ---------------
beneficial owner of the Owned Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), except for Encumbrances or proxies arising pursuant to this Agreement, the Stockholder's Partnership Agreement or the Stipulation. As of the date hereof, the Owned Shares are the only Shares owned of record or beneficially by Stockholder.

          SECTION 4.4.  No Finder's Fees.  No broker, investment banker,
                        ----------------
financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder (except as may be reflected in Section 3.05 of the Merger Agreement or in the Stipulation). The Stockholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

                                   ARTICLE V.

                       REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND MERGER SUB

          Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Stockholder as follows:

          SECTION 5.1.  Due Organization, Authorization, etc.  Merger Sub and
                        ------------------------------------
Parent are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation. Merger Sub and Parent have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Merger Sub and Parent have been duly authorized by all necessary corporate action on the part of Merger Sub and Parent, respectively. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and constitutes a legal, valid and binding obligation of each of Merger Sub and Parent, enforceable against Merger Sub and Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

          SECTION 5.2.  Investment Intent.  Merger Sub is acquiring the Stock
                        -----------------
Option and, if and when it exercises the Stock Option, will be acquiring the Owned Shares purchased upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

                                  ARTICLE VI.

                                 MISCELLANEOUS

          SECTION 6.1.  Definitions.  Terms used but not otherwise defined in
                        -----------
this Agreement have the meanings ascribed to such terms in the Merger Agreement.

          SECTION 6.2.  Termination.  This Agreement (including the Option)
                        -----------
shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto or (ii) automatically and without any required action of the parties hereto upon the earlier of (A) the Effective Time and (B) the termination of the Merger Agreement in accordance with its terms. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

          SECTION 6.3.  Further Assurance.  From time to time, at another
                        -----------------
party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement.

          SECTION 6.4.  Certain Events.  The Stockholder agrees that this
                        --------------
Agreement and the Stockholder's obligations hereunder shall attach to the Owned Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Owned Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of the Owned Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

          SECTION 6.5.  Specific Performance.  The Stockholder acknowledges that
                        --------------------
if the Stockholder fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Parent and Merger Sub for which money damages would not be an adequate remedy. In such event, the Stockholder agrees that each of Parent and Merger Sub shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Parent or Merger Sub should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that Parent or Merger Sub, as the case may be, has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

          SECTION 6.6.  Notice.  All notices and other communications given or
                        ------
made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

       (a) If to Parent or Merger Sub:  SIND Holdings, Inc.
                                        c/o Investcorp Management Services
                                          Limited
                                        P.O. Box 5430
                                        Investcorp House
                                        Manama
                                        Bahrain
                                        Telecopier: 011-973-530-816
                                        Attention: H. Richard Lukens, III
            with a copy to:             Gibson, Dunn & Crutcher LLP
                                        200 Park Avenue
                                        New York, NY  10166
                                        Telecopier: 212-351-4065
                                        Attention: E. Michael Greaney, Esq.

            (b) If to the Stockholder:  Synthetic Industries, L.P.
                                        c/o Frederick S. Wyle
                                        Three Embarcadero Center
                                        San Francisco, CA  94111
                                        Telecopier:

            with a copy to:             Howard Rice Nemerovski Canady Falk &
                                         Rabin
                                        Three Embarcadero Center, 7th Floor
                                        San Francisco, CA  94111
                                        Telecopier: (415) 217-5910
                                        Attention: James L. Lopes, Esq.

            and to:                     King & Spalding
                                        1185 Avenue of the Americas
                                        New York, NY  10036
                                        Telecopier: 212-556-2222
                                        Attention: Mark Zvonkovic, Esq.


          SECTION 6.7.  Expenses.  Except as otherwise expressly set forth
                        --------
herein or in the Merger Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

          SECTION 6.8.  Headings.  The headings contained in this Agreement are
                        --------
for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 6.9.  Severability.  If any term or other provision of this
                        ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

          SECTION 6.10.  Entire Agreement; No Third-Party Beneficiaries.  This
                         ----------------------------------------------
Agreement constitutes the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

          SECTION 6.11.  Assignment.  This Agreement shall not be assigned by
                         ----------
operation of law or otherwise; provided Parent or Merger Sub may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations.

          SECTION 6.12.  Governing Law.  This Agreement shall be governed by,
                         -------------
and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

          SECTION 6.13.  Amendment.  This Agreement may not be amended except by
                         ---------
an instrument in writing signed by the parties hereto.

          SECTION 6.14.  Waiver.  Any party hereto may (a) extend the time for
                         ------
the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

          SECTION 6.15.  Counterparts.  This Agreement may be executed in one or
                         ------------
more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

          SECTION 6.16.  Limited Liability of Partners.  Without limiting the
                         -----------------------------
obligations of the Stockholder hereunder, (i) none of the obligations of the Stockholder under or contemplated by this Agreement shall be a personal obligation of the Liquidating Trustee or the former general partner or any limited partner of the Stockholder, or any of their respective officers, directors, stockholders, limited partners, general partners or owners and (ii) any monetary obligation of the Stockholder under this Agreement shall be satisfied solely out of the assets of the Stockholder.

          IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be executed as of the date first written above.


                              SIND Holdings, Inc.

                              By:    /s/ Christopher J. O'Brien
                                     --------------------------
                              Name:  Christopher J. O'Brien
                              Title: President


                              SIND Acquisition, Inc.

                              By:    /s/ Christopher J. O'Brien
                                     --------------------------
                              Name:  Christopher J. O'Brien
                              Title: President


                              Synthetic Industries, L.P.

                              By:    /s/ Frederick S. Wyle
                                     ---------------------
                              Name:  Frederick S. Wyle
                              Title: Liquidating Trustee